UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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HARBOR CUSTOM DEVELOPMENT, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION

HARBOR CUSTOM DEVELOPMENT, INC.
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 12, 2023

May 17, 2023

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of Harbor Custom Development, Inc. on Wednesday, July 12, 2023 at 10:00 a.m. Pacific Daylight Time. The Annual Meeting will be completely virtual. You may attend the virtual meeting, vote your shares electronically during the Annual Meeting via webcast, and submit questions in advance by visiting https://agm.issuerdirect.com/hcdi.

We are pleased to take advantage of the rules established by the Securities and Exchange Commission that allow companies to furnish proxy materials primarily over the internet. We believe this will allow us to promptly provide proxy materials to you while lowering the costs of distribution and reducing the environmental impact of our annual meeting.

On or about June 2, 2023, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2022, over the internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your proxy materials by mail, the Annual Report, the Notice of 2023 Annual Meeting of Stockholders, the Proxy Statement, and proxy card will be enclosed.

The matters to be acted upon are described in the Notice of 2023 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to virtually attend the Annual Meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on your proxy card. You can also vote at the Annual Meeting by attending the Annual Meeting virtually. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your brokerage firm, bank, or other nominee to vote your shares.

Sincerely yours,

/s/ Sterling Griffin
Sterling Griffin Chief Executive Officer and President

HARBOR CUSTOM DEVELOPMENT, INC.
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JULY 12, 2023

TO OUR STOCKHOLDERS:

Our 2023 annual meeting of stockholders (the “Annual Meeting”) of Harbor Custom Development, Inc. will be held on July 12, 2023, at 10:00 a.m. Pacific Daylight Time. The Annual Meeting will be completely virtual. You may attend the virtual meeting, vote your shares electronically during the Annual Meeting via webcast, and submit questions in advance by visiting https://agm.issuerdirect.com/hcdi. At the Annual Meeting, our stockholders will be asked:

1.	To elect six directors to hold office until the next annual meeting and until their respective successors are elected and qualified;

2.	To ratify the appointment of Rosenberg Rich Baker Berman, P.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, during the fiscal year ended December 31, 2022.

We will also transact any other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends a vote FOR each of the six director nominees and FOR proposals 2 and 3 listed above. Stockholders of record at the close of business on May 15, 2023, are entitled to notice of, and to vote on, all matters at the Annual Meeting and any reconvened meeting following any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 1201 Pacific Ave., Suite 1200, Tacoma, Washington 98402.

All stockholders are invited to virtually attend the Annual Meeting. You are urged to vote or submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Telephone and internet voting are available. For specific instructions on voting, please refer to the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: Our Annual Report on Form 10-K, Notice, and Proxy Statement are available electronically at https://agm.issuerdirect.com/hcdi.

By Order of the Board of Directors

May 17, 2023	/s/ Sterling Griffin
Sterling Griffin Chief Executive Officer and President

HARBOR CUSTOM DEVELOPMENT, INC.
1201 Pacific Ave., Suite 1200
Tacoma, Washington 98402

PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 12, 2023

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Harbor Custom Development, Inc. (the “Board” or “Board of Directors”) to be voted at the 2023 Annual Meeting of Stockholders (the “Meeting” or “Annual Meeting”) to be held at 10:00 a.m. Pacific Daylight Time, and any adjournments or postponements thereof. The Annual Meeting will be completely virtual. You may attend the virtual meeting vote your shares electronically during the Annual Meeting via webcast, and submit questions in advance by visiting https://agm.issuerdirect.com/hcdi. This Proxy Statement and the accompanying proxy are being made available to our stockholders on or about June 2, 2023. References in this Proxy Statement to “the Company,” “we,” “Harbor,” “our,” and “us” are to Harbor Custom Development, Inc.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials, including this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2022 (the “Annual Report”) to stockholders by providing access to these documents through the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, our Notice of Internet Availability of Proxy Materials provides instructions on how to access and review the proxy materials on the internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to cast your vote via the internet or by telephone. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability of Proxy Materials.

Record Date

Holders of record of our shares of common stock, our only class of outstanding voting securities at the close of business on May 15, 2023 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On May 15, 2023, 732,544, shares of our common stock were outstanding.

Quorum

The presence, in person or by proxy, of the holders of 33.34% of the outstanding shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions, and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

The Annual Meeting may be adjourned from time to time and at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders except as required by applicable law and our charter documents.

Stockholders of Record

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Mountain Share Transfer, Inc. As a stockholder of record, you have the right to grant your voting proxy directly to the proxies designated by us or to vote in person at the Annual Meeting. As of the Record Date, we had 13 holders of record, one of which is Cede & Co., a nominee for Depository Trust Company (“DTC”). All of the shares of common stock held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and therefore, are considered to be held of record by Cede & Co. as one stockholder.

Shares Held in Street Name

You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization. If this is the case, you will receive a separate voting instruction form with this Proxy Statement from such organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to virtually attend the Annual Meeting. If you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee, or nominee, your shares will not be voted on any proposals on which such party does not have discretionary authority to vote (a “broker non-vote”), as further described below under the heading “Broker Non-Votes.”

Please note that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

Broker Non-Votes

Broker non-votes are shares held in street name by brokers or nominees who are present in person or represented by proxy, but which are not voted on a particular matter because the brokers or nominees do not have discretionary authority with respect to that proposal and they have not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of our independent registered public accountants. The remaining proposals to be considered at the Annual Meeting are considered to be non-routine matters, including the election of directors and the non-binding advisory vote on the compensation of our named executive officers. As a result, if you do not provide your broker or nominee with voting instructions on these non-routine matters, your shares will not be voted on these proposals.

Voting Matters

Stockholders are entitled to cast one vote per share of common stock on each matter presented for consideration by the stockholders. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for a proper purpose during normal business hours at our executive offices for a period of at least ten days preceding the day of the Annual Meeting.

There are three proposals scheduled to be voted on at the Annual Meeting:

1.	To elect six directors to hold office until the next annual meeting and until their respective successors are elected and qualified;

2.	To ratify the appointment of Rosenberg Rich Baker Berman, P.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, during the fiscal year ended December 31, 2022.

Our Board of Directors recommends a vote FOR each of the six director nominees and FOR proposals 2 and 3 listed above.

We will also transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof. We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted your proxy, the persons named in your proxy will have the discretion to vote on those matters for you.

Required Vote

Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum, but may or may not have an effect on the outcome of a proposal. Assuming a quorum is present, either in person or by proxy, the following vote is required for the proposals scheduled to be voted on at the Annual Meeting:

Proposal	Votes Required	Effect of Votes Withheld, Abstentions, and Broker-Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the nominees received the highest number of FOR votes will be elected.	Votes withheld and broker non-votes will have no effect on the election.
Proposal 2: Ratification of Appointment of Independent Accounting Firm	A majority of the votes cast FOR the ratification exceeding the number of votes cast against.	Abstentions will have no effect on the outcome of the proposal.
Proposal 3: Advisory Vote on the Compensation of our Executive Officers	A majority of the votes cast FOR the approval exceeding the number of votes cast against.	Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Voting Instructions

If you are a stockholder of record, you can vote in the following ways:

●
By Internet: By following the internet voting instructions included in the Notice of Internet Availability of Proxy Materials or by following the instructions on the proxy card at any time up until 11:59 p.m., Eastern Daylight Time, on July 11, 2023.

●
By Telephone: By following the telephone voting instructions included in the Notice of Internet Availability of Proxy Materials or by following the instructions on the proxy card at any time up until 11:59 p.m., Eastern Daylight Time, on July 11, 2023.

●
By Mail: You may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

If your shares are held in street name, please follow the separate voting instructions you receive from your broker, bank, trustee, or other nominee.

Proxies

All shares represented by a proxy will be voted at the Annual Meeting, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If a stockholder does not indicate a choice on the proxy card, the shares will be voted in favor of the election of each of the nominees for director contained in this Proxy Statement and in favor of each of the other proposals considered at the Annual Meeting.

If your shares are held by a broker, bank, or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you will receive a separate voting instruction form with your proxy materials. Your broker may vote your shares on the proposal to ratify our independent auditors, but will not be permitted to vote your shares with respect to the election of directors or on any of the other proposals unless you provide instructions as to how to vote your shares. Please note that if your shares are held of record by a broker, bank, or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

Multiple Proxies

If you receive more than one set of proxy materials, it generally means you hold shares registered in multiple accounts. To ensure that all your shares are voted, please submit proxies or voting instructions for all of your shares.

Proxy Revocation Procedure

If you are a stockholder of record, you may revoke your proxy: (i) by written notice of revocation mailed to and received by our Secretary prior to the date of the Annual Meeting; (ii) voting again via the internet or by telephone at a later time before the closing of those voting facilities at 11:59 p.m. Eastern Daylight Time on July 11, 2023; (iii) by executing and delivering to the Secretary a proxy dated as of a later date than a previously executed and delivered proxy (provided, however, that such action must be taken prior to 11:59 p.m. Eastern Daylight Time on July 11, 2023); or (iv) by virtually attending the Annual Meeting and voting via the virtual meeting platform. Attendance at the Annual Meeting will not in and of itself revoke a proxy.

Solicitation Costs

We will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies therefor. This Proxy Statement and the accompanying materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians, nominees, and other like parties to beneficial owners of shares of common stock. We will pay reasonable expenses incurred in forwarding the proxy materials to the beneficial owners of shares and in obtaining the written instructions of such beneficial owners. We may consider the engagement of a proxy solicitation firm. Our directors, officers, and employees may also solicit proxies by mail, telephone, and personal contact, but they will not receive any additional compensation for these activities.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Current Report on Form 8-K report filed with the SEC.

GOVERNANCE OF OUR COMPANY

Overview

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well, and maintaining our integrity in the marketplace. A majority of our Board are independent directors. Since the Chairman of our Board of Directors is our Chief Executive Officer, we also have a Lead Independent Director to serve as the liaison between the independent directors and the Chairman of the Board. We also have established three standing committees to assist the Board in fulfilling its responsibilities to us and our stockholders.

Director Independence

We currently have five independent directors on our Board of Directors. If all director nominees are elected at the Annual Meeting, our entire Board of Directors will consist of independent directors. We use Nasdaq’s definition of “independence” to make this determination. Nasdaq provides that an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship with which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The rules provide that a director cannot be considered independent if:

•the director is, or at any time during the past three years was, one of our employees;
•the director who accepted or who has a Family Member who accepted any compensation from us in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence (subject to certain exemptions, including, among other things, compensation for Board or Board committee service);
•the director who is a Family Member of an individual who is, or at any time during the past three years was, employed as one of our Executive Officers;
•the director who is, or has a Family Member who is, a partner in, or a controlling Shareholder or an Executive Officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (subject to certain exemptions); or
•the director who is, or has a Family Member who is, employed as an Executive Officer of another entity where at any time during the past three years any of our Executive Officers served on the Compensation Committee of such other entity; or
•the director who is, or has a Family Member who is, a current partner of an outside auditor, or was a partner or employee of an outside auditor who worked on our audit at any time during any of the past three years.

Under such definitions, our Board of Directors has undertaken a review of the independence of each director and will review the independence of any new directors based on information provided by each director concerning his background, employment, and affiliations, in order to make a determination of independence. Our Board of Directors has determined that there are six independent directors nominated for our Board of Directors, as follows:

1.	Karen Bryant;
2.	Chris Corr;
3.	D. David Chandler;
4.	Larry Swets;
5.	Wally Walker; and
6.	Dennis Wong.

Board Leadership Structure

Chairperson of the Board

Sterling Griffin is our current Chief Executive Officer, President, and the Chairman of the Board. Mr. Griffin will be retiring from all positions with the Company effective on July 12, 2023. The Board has not yet appointed a new chairperson of the Board.

Lead Independent Director

Karen Bryant currently serves as our Board’s Lead Independent Director. The Lead Independent Director has the following duties and powers:

•	serving as the liaison between the independent members of the Board and the Chairman of the Board;
•	presiding at all Board meetings at which the Chairman of the Board is not present, including executive sessions and meetings of non-management directors and/or independent directors;
•	approving the agendas for Board meetings and the meeting schedule to assure that there is sufficient time for discussion of all agenda items;
•	reviewing information to be sent to the Board;
•	reviewing with the Chairman of the Board whether there are major risks which the Board should focus upon at such meetings;
•	facilitating communication among the independent directors and with the Chairman of the Board;
•	directing the Chief Executive Officer or Corporate Secretary to call a special meeting of the Board or of the independent members of the Board;
•	consulting and communicating directly with major stockholders, when requested by management and when it is appropriate to do so; and
•	performing such other duties as may from time to time be delegated to the lead independent director by the Board.

Role of our Board of Directors in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process, to which the full Board is responsible for. We have also formed supporting committees, including the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each of which supports the Board of Directors by addressing risks specific to its respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee provides oversight and monitors the effectiveness of our corporate governance.

Committees of our Board of Directors

Audit Committee

Nasdaq rules require that our Audit Committee be composed of at least three members all of whom are “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we are required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. As of the fiscal year ended December 31, 2022, our Audit Committee was composed of the following, all of whom were re-appointed to serve on the Audit Committee, subject to and effective upon their elections as directors at this Annual Meeting:

1.	Larry Swets;
2.	Wally Walker; and
3.	Dennis Wong.

Our Board of Directors has affirmatively determined that all of the members of the Audit Committee meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 and Nasdaq rules, all of whom qualify as financial experts.

We have established a written charter for our Audit Committee in which we set forth the duties of the Audit Committee, which among other matters include:

•oversight of our financial reporting, auditing, and internal control activities, the integrity and audits of our financial statements, and our compliance with legal and regulatory requirements;
•oversight of the performance of our internal audit function and independent auditors;
•our overall risk exposure and management;
•the annual review and assessment of the adequacy of the Audit Committee charter and the performance of the Audit Committee;
•the evaluation of the qualifications, performance, and independence of our internal audit function and independent auditors;
•the appointment, retention, and termination of our independent auditors and determine the compensation of our independent auditors;
•the review with the independent auditors of the plans and results of the audit engagement;
•the sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor; and
•meeting at least quarterly with our executive officers, internal audit staff, and our independent auditors in separate executive sessions.

A copy of the code of the Audit Committee charter is available on our website at www.harborcustomdev.com. The inclusion of our website address does not include or incorporate by reference the information on our website into this document.

Compensation Committee and Nominating and Corporate Governance Committee

Nasdaq’s compensation and nominating and committee rules require that our Compensation Committee and Nominating and Corporate Governance Committee be composed solely of independent directors. At this time, our Nominating Committee and Compensation Committee are both comprised solely of independent directors. As of December 31, 2022, the members of the Compensation Committee are:

1.	Chris Corr;
2.	Larry Swets; and
3.	Wally Walker.

As of December 31, 2022, the members of our Nominating and Corporate Governance Committee are:

1.	Karen Bryant;
2.	Wally Walker; and
3.	Dennis Wong.

We have established charters for each of our Compensation Committee and Nominating and Corporate Governance Committee.

Meetings of the Board of Directors

During our last fiscal year, our Board of Directors held seven meetings. It is the policy of our Board of Directors that all directors should attend the annual meeting of shareholders unless unavoidably prevented from doing so by unforeseen circumstances.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial and accounting officer, controller, or persons performing similar functions and agents and representatives, including consultants. A copy of the code of business conduct and ethics is available on our website at www.harborcustomdev.com. We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial and accounting officer, controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address does not include or incorporate by reference the information on our website into this document.

Board Diversity

Pursuant to Nasdaq’s Board Diversity Rule 5605(f), we have taken steps to meet the diversity objective as set out in this rule within the applicable transition period. The following is our Board Diversity Matrix as of May 16, 2023:

Board Diversity Matrix
Total Number of Directors	6
Part I: Gender Identity	Female	Male
Directors	1	5
Number of Directors who Identify in Any of the Categories Below:
Asian (other than South Asian)	0	1
White	1	4
LGBTQ+	1

Communications with the Board of Directors

The Board of Directors desire that the views of stockholders be heard by the Board, its Committees, or individual directors, as applicable, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any Board Committee, the independent directors as a group, or any individual director, may send communications directly to us at Harbor Custom Development, Inc., 1201 Pacific Ave., Suite 1200, Tacoma, Washington 98402, Attention: Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication is addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees for Director

Our Bylaws provide that the number of directors that constitute the entire Board of Directors shall be fixed from time to time by resolution adopted by a majority of the entire Board. A director elected by the Board to fill a vacancy shall serve for the remainder of the term of that director and until the director’s successor is duly elected and qualified. Our Board currently consists of seven directors. As Sterling Griffin, our current Chairman of the Board, is retiring on July 12, 2023, our Nominating and Corporate Governance Committee has nominated D. David Chandler to serve as a director and fill the vacancy on the Board created by Mr. Griffin’s retirement. Richard Schmidtke has notified us that he will not re-stand for re-election at the Annual Meeting and will retire from the Board at that time. Following Messrs. Griffin’s and Schmidtke’s respective retirements and the Election of Directors at the Annual Meeting, the Board will consist of six directors, each of whom have been nominated by our Nominating and Governance Committee for election at the Annual Meeting.

Each director nominee, if elected at the Annual Meeting, will hold office for a one-year term until the next annual meeting of stockholders or until their successor is duly elected, unless prior thereto the director resigns, or the director’s office becomes vacant by reason of death or other cause. If any such person is unable or unwilling to serve as a director nominee at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute director nominee, designated by the proxy holders and subject to the rules for shareholder director nominations set forth in the Bylaws, or by the present Board to fill such vacancy, or for the balance of those director nominees named without nomination of a substitute, and the Board may be reduced accordingly. The Board has no reason to believe that any of such director nominees will be unwilling or unable to serve if elected as a director.

Set forth below are the names of the persons nominated for election as directors, their ages, their offices in the Company, if any, their principal occupations, or employment for at least the past five years, the length of their tenure as directors, and the names of other public companies in which such persons hold or have held directorships during the past five years.

Name	Age	Position with the Company	Date Joined the Board
Karen Bryant	55	Director	2021
D. David Chandler	65	Director Nominee	Nominee
Chris Corr	61	Director	2021
Larry Swets	48	Director	2020
Wally Walker	68	Director	2020
Dennis Wong	54	Director	2020

Karen Bryant. Ms. Bryant has been an Independent Director on our Board of Directors since June 2021. In December 2022, Ms. Bryant was appointed Lead Independent Director to the Board. For 25 years, Karen Bryant has run high-profile organizations, navigating complex internal and external dynamics while driving business growth and operational excellence. Ms. Bryant has been at the helm of women’s professional basketball for over 18 years. In January 2023, Ms. Bryant was appointed to the role of Chief Administrative Officer and General Manager of the Los Angeles Sparks. Previously, she served as General Manager of the Seattle Reign and then, ultimately, as President and CEO of the Seattle Storm from 2008 through 2014. After serving as CEO for two organizations for 13 years, Ms. Bryant returned to her management consulting firm in March 2020. Ms. Bryant also serves as an Executive Coach to business leaders and entrepreneurs and is well-recognized for leading high-performing teams. Ms. Bryant’s recognition includes Seattle Sports Commission Executive of the Year, Sports Business Journal Gamechanger, Puget Sound Business Journal Woman of Influence, Greater Seattle Business Association Businessperson of the Year Finalist, and Girl Scouts of Western Washington Woman of Distinction. Ms. Bryant was a scholarship athlete at Seattle University and the University of Washington, where she graduated in 1991 with a Bachelor of Arts degree in Communication.

David Chandler. Mr. Chandler is being nominated as an Independent Director to our Board of Directors. Mr. Chandler is a senior financial executive with over 35 years in finance, strategic planning and business management, merger & acquisitions, investor relations and accounting. From December 2016 through March 2018, he was Chief Financial Officer of Atavus, an early-stage sports analytics company where he was responsible for investor and board relations, fund-raising, strategic planning and budgeting, accounting, and human resources. Mr. Chandler earned a B.A. in Business Administration and a B.A. in German Language and Literature from the University of Washington where he graduated Cum Laude in December 1981.

Chris Corr. Mr. Corr has been an Independent Director on our Board of Directors since September 2021. Mr. Corr is a shareholder and Executive Vice President of Kidder Mathews, the largest independent commercial real estate firm on the West Coast. Mr. Corr specializes in selling and leasing office and industrial properties in South King County, Washington. Since joining Kidder Mathews in 1986, Mr. Corr has managed over two million square feet of real estate as a property manager, assisted in the development and leasing of real estate throughout the region, and, over the past 30+ years, completed over several thousand commercial sale and lease transactions. In 2001, Mr. Corr won the Washington Chapter Society of Industrial and Office Realtors (SIOR) Broker of the Year award. He is frequently quoted in and writes for both the Puget Sound Business Journal and Daily Journal of Commerce. Mr. Corr graduated with honors from the University of Washington, earning his Bachelor of Science in building construction and Bachelor of Arts in business administration.

Larry Swets. Mr. Swets has been an Independent Director on our Board of Directors since February 2020. Mr. Swets has over 25 years of experience within financial services encompassing both non-executive and executive roles. Mr. Swets founded Itasca Financial LLC, an advisory and investment firm, in 2005 and has served as its managing member since inception. Mr. Swets also founded and is the President of Itasca Golf Managers, Inc., a management services and advisory firm focused on the real estate and hospitality industries, in August 2018. Mr. Swets has served as the Chief Executive Officer of FG Financial Group, Inc. (Nasdaq: FGF) (formerly 1347 Property Insurance Holdings, Inc.), which operates as a diversified reinsurance, investment management and real estate holding company, since November 2020, after having served as Interim CEO from June 2020 to November 2020. Mr. Swets has also served as Senior Advisor to Aldel Financial Inc. (NYSE: ADF), a special purpose acquisition company since March 2021, and as Chief Executive Officer of FG New America Acquisition II Corp., a special purpose acquisition company in the process of going public and focused on merging with a company in the InsureTech, FinTech, broader financial services and insurance sectors since February 2021. Mr. Swets is a member of the board of directors of FG Financial Group, Inc. (Nasdaq: FGF) since November 2013; GreenFirst Forest Products Inc. (TSXV: GFP), a public company focused on investments in the forest products industry since June 2016; Ballantyne Strong, Inc. (NYSE American: BTN) since October 2021; Insurance Income Strategies Ltd. since October 2017; Alexian Brothers Foundation since March 2018; and Unbounded Media Corporation since June 2019. Previously, Mr. Swets served as a Director and Chief Executive Officer of FG New America Acquisition Corp. (NYSE: FGNA), a special purpose acquisition company which merged with OppFi Inc. (NYSE: OPFI), a leading financial technology platform that powers banks to help everyday consumers gain access to credit, from July 2020 to July 2021. Mr. Swets served as Chief Executive Officer of GreenFirst Forest Products Inc. (TSXV: GFP) (formerly Itasca Capital Ltd.) from June 2016 to June 2021. Mr. Swets served as the Chief Executive Officer of Kingsway Financial Services Inc. (NYSE: KFS) from July 2010 to September 2018, including as its President from July 2010 to March 2017. Mr. Swets also previously served as a member of the board of directors of Limbach Holdings, Inc. (Nasdaq: LMB) from July 2016 to August 2021; and Kingsway Financial Services Inc. (NYSE: KFS) from September 2013 to December 2018. Mr. Swets earned a Master’s Degree in Finance from DePaul University in 1999 and a Bachelor’s Degree from Valparaiso University in 1997. He is a member of the Young Presidents’ Organization and holds the Chartered Financial Analyst (CFA) designation.

Walter (“Wally”) Walker. Mr. Walker has been an Independent Director on our Board of Directors since October 2020. After retiring from a professional basketball career with the Portland Trailblazers, Seattle SuperSonics, and Houston Rockets, in September 1994, Mr. Walker became President and General Manager of the Seattle SuperSonics and the Seattle Storm, and in addition to being an owner, served as Chief Executive Officer and President of the teams until their sale in 2006. In 2007, he formed Hana Road Capital LLC, where he remains as its owner and Chief Investment Officer. Mr. Walker graduated from the University of Virginia in 1976 as an Academic All-American with a BA in psychology. He received his Masters of Business Administration from Stanford University Graduate School of Business in 1987. He was conferred as a Chartered Financial Analyst in 1992. Since 2005, Mr. Walker has been a member of the Advisory Council of Stone Arch Capital, a Minneapolis based private equity firm. Mr. Walker also serves as an independent trustee at Smead Capital Management, a Seattle based mutual fund. In 2018, he joined the Governing Council of the Miller Center of Public Affairs, at The University of Virginia.

Dennis A. Wong. Mr. Wong has been an Independent Director on our Board of Directors and Chair of our Audit Committee since October 2020. Since 2005, Mr. Wong is the owner of and a consultant with Insurance Resolution Group, a consulting firm focused on providing strategic advisory services to the insurance and financial services sector. From 2015 through 2021, he served as an independent member of the board of directors for FG Financial Group, Inc. (Nasdaq: FGF) (formerly 1347 Property Insurance Holdings, Inc.). Mr. Wong obtained a Bachelor of Arts degree in Economics with an Accountancy Cognate from the University of Illinois. Mr. Wong is a Certified Public Accountant.

Relationships

There are no family relationships between any of our directors or executive officers.

Vote Required and Board Recommendation

If a quorum is present, either in person or by proxy, directors will be elected by a plurality of the votes, which means the six nominees who receive the greatest number of FOR votes will be elected. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the Annual Meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the proxy holders, unless a contrary instruction is indicated in the proxy.

Directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or their earlier death, resignation, or removal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES LISTED ABOVE (ITEM 1 ON THE PROXY CARD).

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF ROSENBERG RICH BAKER BERMAN, P.A. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, our stockholders will be asked to ratify the appointment of Rosenberg Rich Baker Berman, P.A. (“RRBB”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. RRBB has served as our auditor since 2019. Our Audit Committee is responsible for approving the engagement of RRBB as our independent registered public accounting firm for the year ending December 31, 2022. In the event our stockholders fail to ratify the appointment of RRBB, the Audit Committee will reconsider its selection. In addition, even if our stockholders ratify the selection, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that a change would be in our best interests and the best interests of our stockholders.

During the two fiscal years ended December 31, 2022 and December 31, 2021, (i) there were no disagreements (as that term is described in Item 304(a)(1)(iv) of Regulation S-K) between us and RRBB on any matters of accounting principles or practices, financial statement disclosures, auditing scope or procedures, or any other matter which, if not resolved to the satisfaction of RRBB, would have caused RRBB to make reference to the subject matter of the disagreements in connection with the issuance of RRBB reports on the financial statements of such periods, and (ii) there were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) other than as described above.

The Audit Committee meets with RRBB on a minimum of a quarterly basis throughout the year but often on a more frequent basis. At such times, the Audit Committee reviews the services performed by RRBB, as well as the fees charged for such services.

Fees Billed to the Company by its Independent Auditors During Fiscal Years 2022 and 2021

The aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the annual audit of our financial statements and review of financial statements included in our quarterly reports and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for these fiscal periods were as follows:

	For the Fiscal Year Ended
	2022		2021
Audit Fees	$165,200	(1)	$138,000	(1)
Audit Related Fees	4,450	(2)	103,345	(2)
Tax Fees	—		—
All Other Fees	—		—
Total	$169,650		$241,345

(1) Audit fees for 2022 and 2021 include fees for professional services rendered by RRBB for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, and review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q.
(2) Audit-related fees for 2022 include fees related to consents and 2021 include fees related to consents and comfort letters for our public offering documents.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permissible non-audit services. These services may include audit services, audit-related services, tax services, and other services. Our Audit Committee approves these services on a case-by-case basis.

Interest of Certain Persons in Matters to be Acted Upon

There are no persons who have a direct or indirect substantial interest in the matter described under Proposal 2 above.

Vote Required and Board Recommendation

The ratification of the appointment of RRBB as our independent registered public accounting firm for the fiscal year ending December 31, 2023 requires a majority of the votes cast, whether in person or represented by proxy, to vote FOR this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

Submission of the appointment to stockholder approval is not required. However, if our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain RRBB as our independent auditor or whether to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year ending December 31, 2023.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF ROSENBERG RICH BAKER BERMAN, P.A. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023 (ITEM 2 ON THE PROXY CARD).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee of the Board of Directors of Harbor Custom Development, Inc. with respect to Harbor Custom Development, Inc.’s audited financial statements for the fiscal year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K, filed with the SEC on March 31, 2023. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors currently consists of three non-employee directors, including Messrs. Wong (Chair), Swets, and Walker. The Board has determined that each of Messrs. Wong, Swets, and Walker are “independent directors” under the listing standards of Nasdaq.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for the Company in accordance with the duties and responsibilities outlined in the Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisers as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

The Company’s management is responsible for the preparation, consistency, integrity, and fair presentation of the financial statements, accounting, and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm, RRBB, is responsible for performing an independent audit of the Company’s financial statements.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2022 with management.

2.
The Audit Committee has discussed with RRBB, the Company’s independent auditors for the year ended December 31, 2022, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. In addition, the Audit Committee met with RRBB, with and without management present, to discuss the overall scope of RRBB’s audit, the results of its examinations, and the overall quality of the Company’s financial reporting.

3.	The Audit Committee has received the written disclosures and the letter from RRBB required by applicable requirements of the PCAOB regarding RRBB’s communications with the Audit Committee concerning independence and has discussed with RRBB its independence.

4.	Based upon the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors:

/s/ Dennis Wong
Dennis Wong, Chair of the Audit Committee

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Our Board of Directors and Compensation Committee are providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation program and the compensation paid to our named executive officers as reported in this Proxy Statement.

The Say on Pay vote is advisory, and therefore not binding on the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee and the Board will review the voting results, seek to determine the cause, or causes of any significant negative voting, and take the voting results into consideration when making future decisions regarding executive compensation.

The Compensation Committee of the Board of Directors, which is comprised of independent directors, has the responsibility for evaluating and authorizing the compensation payable to our executive officers. The goal of our executive compensation program is to is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. To achieve this goal, we have adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses, and making future grants of equity awards to our executive officers. Our Compensation Committee has designed a compensation program that rewards, among other things, favorable stockholder returns, stock appreciation, our competitive position within the homebuilding industry, and each executive officer’s long-term career contributions to us.

Fiscal Year 2022

During the fiscal year ended December 31, 2022, our “named executive officers” were:

1.	Sterling Griffin, Chief Executive Officer and President;
2.	Lance Brown, Chief Financial Officer; and
3.	Jeffrey Habersetzer, Chief Operations Officer, Secretary, and General Counsel.

Compensation Program

Stockholders are encouraged to read the below “Executive Compensation” section of this Proxy Statement for a detailed discussion of our compensation program.

Vote Required

The Board and Compensation Committee believe that our executive compensation program uses appropriate structures and sound pay practices that are effective in achieving our core compensation objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the stockholders of Harbor Custom Development, Inc. hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, under the section entitled ‘Executive Compensation.’”

If a quorum is present, the approval, on a non-binding advisory basis, of the compensation of our named executive officers requires that a majority of the votes cast, whether in person or represented by proxy, are voted FOR this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

The approval of this proposal is not a condition to the approval of any other proposals submitted to the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (ITEM 3 ON THE PROXY CARD).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following is a summary of the elements of our compensation arrangements paid to our executive officers for fiscal years 2022 and 2021.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Sterling Griffin	2022	707,140		247,834	(1)	—		127,770	(2)	1,082,744
Chief Executive Officer and President	2021	442,750		31,200	(3)	—		164,690	(4)	638,640

Jeffrey Habersetzer,	2022	379,639		130,184	(5)	—		33,640	(6)	543,463
Chief Operating Officer	2021	199,250		—		133,787	(7)	19,892	(8)	352,929

Lance Brown,	2022	376,633		74,489	(9)	—		80,808	(10)	531,930
Chief Financial Officer	2021	43,616	(11)	216,000	(12)	—		17,942	(13)	277,558

Lynda Meadows	2022	—		—		—		—		—
Former Chief Financial Officer	2021	141,192	(14)	—		133,787	(15)	53,054	(16)	328,033

Tim O’Sullivan	2022	—		—		—		—		—
Interim Chief Financial Officer	2021	143,023	(17)	—		—		14,312	(18)	157,335

(1) On January 10, 2022, in his capacity as Chief Executive Officer, Mr. Griffin was granted 1,410 RSUs pursuant to our 2020 Restricted Stock Plan, whereby all RSUs vested immediately on January 10, 2022. The grant date fair value of the RSU Award was $47.40. On May 26, 2022, in his capacity as Chief Executive Officer, Mr. Griffin was granted 5,000 RSUs pursuant to our 2020 Restricted Stock Plan, whereby 1/3 of the RSUs vest on the anniversary date each year, beginning on May 26, 2023. The grant date fair value of the RSU Award was $36.20.
(2) Consists of commuting expense of $44,845, 401K matching of $19,275, $15,214 of health insurance paid by us, $12,748 in director compensation, as well as $35,688 of commissions earned by SGRE, LLC, which is 100% owned by Mr. Griffin.
(3) On August 12, 2021, in his capacity as a member of our Board, Mr. Griffin was granted 500 RSUs pursuant to our 2020 Restricted Stock Plan, whereby equal installments of 125 RSUs vest on the last day of each calendar quarter, beginning on September 30, 2021. The grant date fair value of the RSU Award was $62.40.
(4) Consists of commuting expense of $7,507, 401K matching of $11,600, $25,883 of health insurance paid by us, $15,000 in director compensation, as well as $104,700 of commissions earned by SGRE, LLC, which is 100% owned by Mr. Griffin.
(5) On January 10, 2022 Mr. Habersetzer was granted 1,410 RSUs pursuant to our 2020 Restricted Stock Plan, whereby all RSUs vested immediately on January 10, 2022. The grant date fair value of the RSU Award was $47.40. On May 26, 2022, Mr. Habersetzer was granted 1,750 RSUs pursuant to our 2020 Restricted Stock Plan, whereby 1/3 of the RSUs vest on the anniversary date each year, beginning on May 26, 2023. The grant date fair value of the RSU Award was $36.20.
(6) Consists of car allowance of $12,000, 401K matching of $14,109, and $7,531 of health insurance payments.

(7) On June 28, 2021, Mr. Habersetzer was granted 5,000 stock options pursuant to our 2018 Equity Incentive Plan, whereby equal installments of 208 stock options vest on the last day of each calendar month, beginning on June 28, 2021. The exercise price of the stock options is $65.00.
(8) Consists of car allowance of $5,500, 401K matching of $8,190, and $6,202 of health insurance payments.
(9) On January 10, 2022, Mr. Brown was granted 235 RSUs pursuant to our 2020 Restricted Stock Plan, whereby all RSUs vested immediately on January 10, 2022. The grant date fair value of the RSU Award was $47.40. On May 26, 2022, Mr. Brown was granted 1,750 RSUs pursuant to our 2020 Restricted Stock Plan, whereby 1/3 of the RSUs vest on the anniversary date each year, beginning on May 26, 2023. The grant date fair value of the RSU Award was $36.20.
(10) Consists of commuting expense of $49,517, 401K matching of $14,877, $15,214 of health insurance payments, and $1,200 of cell phone allowance.
(11) Mr. Brown was hired on November 1, 2021. This amount reflects the pro-rated portion of Mr. Brown's annual salary.
(12) On November 8, 2021, Mr. Brown was granted 5,000 RSUs pursuant to his employment agreement, whereby 1,667 shares vested on November 8, 2022, and the remaining 3,333 shares will vest on a quarterly basis in eight equal installments, beginning on February 8, 2023. The grant date fair value of the RSU was $43.20.
(13) Consists of commuting expense of $13,509, and $4,433 of health insurance paid by us.
(14) Ms. Meadows resigned on August 24, 2021.
(15) On June 28, 2021, Ms. Meadows was granted 5,000 stock options pursuant to our 2018 Equity Incentive Plan, whereby equal installments of 208 stock options vest on the last day of each calendar month, beginning on June 28, 2021. The exercise price of the stock options is $65.00. These options were forfeited following her resignation on August 24, 2021.
(16) Consists of consulting fees of $41,195, 401K matching of $5,648, and $6,211 of health insurance payments.
(17) Mr. O’Sullivan was acting as interim Chief Financial Offer, effective August 24, 2021 until we appointed Mr. Brown as Chief Financial Officer on November 1, 2021. This amount represents the annual salary paid to Mr. O’Sullivan. Mr. O’Sullivan resigned on February 24, 2022.
(18) Consists of 401K matching of $5,721, and $8,591 of health insurance payments for the full year.

Elements of Compensation

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. Additionally, in order to ensure our executive officers are compensated within the current industry ranges for their respective duties we engaged a national, independent, professional employee consulting firm to evaluate and provide an assessment and recommendations for executive compensation in 2022.

The compensation incentives designed to further these goals take the form of annual cash compensation and equity awards, as well as long-term cash and/or equity incentives measured by us and/or individual performance targets to be established by our Compensation Committee. In addition, our Compensation Committee may determine to make equity-based awards to new executive officers in order to attract talented professionals to serve us.

Annual Base Salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, our Compensation Committee considers each executive’s role and responsibility, unique skills, future potential with us, salary levels for similar positions in our market, and internal pay equity.

Option Plan. Certain executives were issued options pursuant to our 2018 Equity Incentive Plan. We plan to continue to offer option awards to executives, in the discretion of the Board of Directors, considering the executive’s role and other compensation.

Stock Award Plan. Certain executives were issued restricted stock units (“RSUs”) pursuant to our 2020 Restricted Stock Plan. We plan to continue to offer RSUs awards to executives, in the discretion of the Compensation Committee, considering the executive’s role and other compensation.

401(k) Plan. We offer all of our employees, including executives, a 401k safe harbor match, where 100% of contributions are matched on the first 3% of monies contributed on a pre-tax basis from payroll and a 50% match on the next 2% that is contributed on a pre-tax basis from payroll.

Health/Welfare Plans. We have a health care, dental, and vision plan available to all employees, including our executives, who become eligible on the first day of the month following the commencement of their employment.

PTO Plan. Executives may take PTO at any time, at their own reasonable discretion.

Other Benefits. Executives are provided with car allowance or reimbursement of commuting and cell phone expenses.

Outstanding Equity Awards at Year End

Stock Options

The following table sets forth information regarding outstanding stock options held by our executive officers as of December 31, 2022:

Name and Principal Position	Grant Date	Number of Securities Underlying Options	Vesting Commencement Date		Exercise Price per share	Expiration Date
Sterling Griffin,	12/31/2018	3,378	1/1/2019	(1)	$8.88	12/31/2023
Chief Executive Officer and President	10/13/2020	1,000	12/31/2020	(2)	$92.40	10/13/2030

Jeffrey Habersetzer,	12/19/2019	451	12/19/2019	(3)	$7.99	12/19/2029
Chief Operating Officer	9/1/2020	1,000	9/1/2020	(4)	$130.00	9/1/2030
	6/28/2021	5,000	6/28/2021	(5)	$65.00	6/28/2031

(1) Effective January 1, 2019, Mr. Griffin was entitled to 3,378 stock options pursuant to the 2018 Equity Incentive Plan. One hundred percent of the shares subject to this option vested immediately upon granting of the option. The exercise price of the stock options is $8.88.
(2) On October 24, 2020, in his capacity as a member of our Board. Mr. Griffin was granted 1,000 stock options pursuant to our 2018 Equity Incentive Plan, whereby equal installments of 250 stock options vest on the last day of each calendar quarter, beginning on December 31, 2020. The exercise price of the stock options is $92.40.
(3) Mr. Habersetzer was granted 451 stock options pursuant to our 2018 Equity Incentive Plan. One thirty-sixth of the shares subject to this option vest each month, subject to Mr. Habersetzer continuing to be an employee. The exercise price of the stock options is $7.99.
(4) On September 1, 2020, Mr. Habersetzer was granted 1,000 stock options pursuant to our 2018 Equity Incentive Plan, whereby equal installments of 83 stock options vest on the last day of each calendar month, beginning on September 30, 2020. The exercise price of the stock options is $130.00.
(5) On June 28, 2021, Mr. Habersetzer was granted 5,000 stock options pursuant to our 2018 Equity Incentive Plan, whereby equal installments of 208 stock options vest on the last day of each calendar month, beginning on June 28, 2021. The exercise price of the stock options is $65.00.

Restricted Stock Awards

The following table sets forth information regarding RSUs held by our executive officers as of December 31, 2022:

Name and Principal Position	Grant Date	Number of RSUs Granted	Fair Value of Stock Award	Vesting Commencement Date		Number of Unvested RSUs	Fair Value of Unvested RSUs
Sterling Griffin,	12/3/2020	250	$22,650	12/31/2020	(1)	—	$—

Chief Executive Officer and President	8/12/2021	500	$31,200	9/30/2021	(2)	—	$—
	1/10/2022	1,410	$66,834	1/10/2022	(3)	—	$—
	5/26/2022	5,000	$181,000	5/26/2023	(4)	5,000	$181,000

Jeffrey Habersetzer	1/10/2022	1,410	$66,834	1/10/2022	(5)	—	$—
Chief Operating Officer	5/26/2022	1,750	$63,350	5/26/2023	(6)	1,750	$63,350

Lance Brown,	11/8/2021	5,000	$216,000	11/8/2022	(7)	3,333	$144,000
Chief Financial Officer	1/10/2022	235	$11,139	1/10/2022	(8)	—	$—
	5/26/2022	1,750	$63,350	5/26/2023	(9)	1,750	$63,350

(1) On December 3, 2020, in his capacity as a member of our Board, Mr. Griffin was granted 250 RSUs pursuant to our 2020 Restricted Stock Plan, whereby 4 equal installments vest on the last day of each calendar quarter, beginning on December 31, 2020. The grant date fair value of the RSU Award was $90.60.
(2) On August 12, 2021, in his capacity as a member of our Board, Mr. Griffin was granted 500 RSUs pursuant to our 2020 Restricted Stock Plan, whereby equal installments of 125 RSUs vest on the last day of each calendar quarter, beginning on September 30, 2021. The grant date fair value of the RSU Award was $62.40.
(3) On January 10, 2022, in his capacity as Chief Executive Officer, Mr. Griffin was granted 1,410 RSUs pursuant to our 2020 Restricted Stock Plan, whereby all RSUs vested immediately on January 10, 2022. The grant date fair value of the RSU Award was $47.40.
(4) On May 26, 2022, in his capacity as Chief Executive Officer, Mr. Griffin was granted 5,000 RSUs pursuant to our 2020 Restricted Stock Plan, whereby 1/3 of the RSUs vest on the anniversary date each year, beginning on May 26, 2023. The grant date fair value of the RSU Award was $36.20.
(5) On January 10, 2022, Mr. Habersetzer was granted 1,410 RSUs pursuant to our 2020 Restricted Stock Plan, whereby all RSUs vested immediately on January 10, 2022. The grant date fair value of the RSU Award was $47.40.
(6) On May 26, 2022, Mr. Habersetzer was granted 1,750 RSUs pursuant to our 2020 Restricted Stock Plan, whereby 1/3 of the RSUs vest on the anniversary date each year, beginning on May 26, 2023. The grant date fair value of the RSU Award was $36.20.
(7) On November 8, 2021, Mr. Brown was granted 5,000 RSUs pursuant to his employment agreement, whereby 1,667 shares vested on November 8, 2022 and the remaining 3,333 shares will vest on a quarterly basis in eight equal installments, beginning on February 8, 2023. The grant date fair value of the RSU was $43.20.
(8) On January 10, 2022, Mr. Brown was granted 235 RSUs pursuant to our 2020 Restricted Stock Plan, whereby all RSUs vested immediately on January 10, 2022. The grant date fair value of the RSU Award was $47.40.
(9) On May 26, 2022, Mr. Brown was granted 1,750 RSUs pursuant to our 2020 Restricted Stock Plan, whereby 1/3 of the RSUs vest on the anniversary date each year, beginning on May 26, 2023. The grant date fair value of the RSU Award was $36.20.

Employment Agreements with our Named Executive Officers

Employment Agreement with Sterling Griffin

We have an employment agreement with Sterling Griffin as our Chief Executive Officer and President, effective January 1, 2019. This employment agreement is for a term of ten years with automatic one-year renewals unless either party gives notice of termination at least 30 days prior to the expiration of its initial term or any renewal term. Mr. Griffin is entitled to an annual salary of $420,000, discretionary bonuses in the discretion of the Board of Directors, 3,378 options pursuant to the 2018 Equity Incentive Plan, an automobile allowance in the discretion of the Board, and participation in all benefit plans, such as paid vacation and health insurance. In the event of our termination of Mr. Griffin without cause, Mr. Griffin is entitled to 26 weeks of his then salary as severance. On June 11, 2021, Mr. Griffin's salary was increased to $462,000.

On May 26, 2022, Mr. Griffin signed a new employment agreement as our Chief Executive Officer. This employment agreement is for a term of three years with automatic one-year renewals unless either party gives notice of termination at least 90 days prior to the expiration of its initial term or any renewal term. Mr. Griffin is entitled to an annual salary of $510,000, discretionary bonuses in the discretion of the Compensation Committee, participation in all benefit plans, and reimbursement of business expenses including related travel expenses. In the event of our termination of Mr. Griffin without cause, Mr. Griffin is entitled to his unreimbursed business expenses, 100% of his annual base salary plus 100% of his target annual bonus as severance. Additionally, all outstanding restricted stock units and other previously granted awards that would have vested within 12 months of the date of termination shall become fully vested.

In addition to the 2021 compensation listed above, Mr. Griffin received a cash bonus of $217,140 from 2021 performance on January 18, 2022. No cash bonus was received for 2022. Mr. Griffin was granted 1,410 common shares pursuant to our 2020 Restricted Stock Plan on January 10, 2022 and granted 5,000 common shares pursuant to our 2020 Restricted Stock Plan on May 26, 2022.

On May 9, 2023, Mr. Griffin, our Chairman of the Board of Directors, Chief Executive Officer and President gave notice that he will retire from all roles effective as of July 12, 2023 (the “Transition Date”). In order to provide for a smooth transition of his role, Mr. Griffin has agreed to serve in a new, non-executive role of Strategic Advisor, effective as of July 12, 2023 through January 12, 2025. During such transition period, Mr. Griffin will be paid monthly compensation of $27,777.77 and may receive performance fees for closing sales of certain specified multifamily projects. Mr. Griffin’s retirement is not due to any disagreement with any matter related to our operations, policies, or practices.

Offer Letter and Employment Agreement with Jeff Habersetzer

On December 18, 2019, Mr. Habersetzer was offered employment with a starting salary of $112,500, with a retention bonus of $12,500 following a successful one-year performance review. Mr. Habersetzer was issued 1,000 options pursuant to the 2018 Equity Incentive Plan, as well as participation in all benefit plans including paid vacation, health insurance, and our 401k program. Mr. Habersetzer’s salary was increased to $140,000 on June 15, 2020, and $160,000 on March 22, 2021. On June 28, 2021, the Board of Directors approved new compensation terms for Mr. Habersetzer, in connection with his promotion to Chief Operating Officer. The new terms include an annual base salary increase to $225,000, effective July 1, 2021. On February 7, 2022, Mr. Habersetzer’s salary was increased to $280,000.

On May 26, 2022, Mr. Habersetzer signed an employment agreement as our Chief Operating Officer. This employment agreement is for a term of three years with automatic one-year renewals unless either party gives notice of termination at least 90 days prior to the expiration of its initial term or any renewal term. Mr. Habersetzer is entitled to an annual salary of $280,000, discretionary bonuses in the discretion of the Compensation Committee, participation in all benefit plans, and reimbursement of business expenses including related travel expenses. In the event of our termination of Mr. Habersetzer without cause, Mr. Habersetzer is entitled to his unreimbursed business expenses, 100% of his annual base salary plus 100% of his target annual bonus as severance. Additionally, all outstanding restricted stock units and other previously granted awards that would have vested within 12 months of the date of termination shall become fully vested.

In addition to the compensation listed above, Mr. Habersetzer was awarded a cash bonus of $105,750 from 2021 performance on January 18, 2022. No cash bonus was received for 2022. Mr. Habersetzer was also granted 1,410 shares of common stock pursuant to our 2020 Restricted Stock Plan on January 10, 2022 and 1,750 shares of common stock pursuant to our 2020 Restricted Stock Plan on May 26, 2022.

The Board expects to appoint Mr. Habersetzer, our current Chief Operating Officer, General Counsel, and Corporate Secretary, as Interim Chief Executive Officer and Interim President of the Company, effective as of July 12, 2023, to succeed Mr. Griffin with terms to be determined by the Board.

Employment Agreement with Lance Brown

On November 1, 2021, we entered into an employment agreement with Lance Brown to serve as our Chief Financial Officer, reporting to our Chief Executive Officer. The employment agreement is for a term of three years, and will automatically renew for additional one year periods unless either party provides the other party with notice of non-renewal at least 90 days before any such anniversary. In accordance with the terms of the employment agreement, Mr. Brown is paid an annual salary of $280,000 and has the opportunity to earn an annual target bonus of 50% of his base salary with the actual payout determined based on the achievement of annual individual and performance objectives established by the Compensation Committee. In addition, Mr. Brown received a one-time sign on bonus of $75,000, which was paid on January 14, 2022 and was granted 5,000 shares of common stock pursuant to our 2020 Restricted Stock Plan, 1,667 shares of which vested on November 8, 2022, and thereafter, the remaining 3,333 shares will vest on a quarterly basis in eight equal installments, whereby all shares shall be vested by November 8, 2024. Mr. Brown may participate in all benefit plans, such as paid vacation, health insurance, and our 401k program. In the event of our termination of Mr. Brown without cause, Mr. Brown is entitled to 100% of his annual base salary plus 100% of his target annual bonus as severance. Additionally, all outstanding restricted stock units and other previously granted awards that would have vested within 12 months of the date of termination shall become fully vested.

In addition to the compensation listed above, Mr. Brown was awarded a cash bonus of $21,633 from 2021 performance on January 14, 2022. No cash bonus was received for 2022. Mr. Brown was also granted 235 shares of common stock pursuant to our 2020 Restricted Stock Plan on January 10, 2022 and 1,750 shares of common stock pursuant to our 2020 Restricted Stock Plan on May 26, 2022.

The Board expects to appoint Lance Brown, our current Chief Financial Officer, as Interim Chief Operating Officer to succeed Mr. Habersetzer, effective as of July 12, 2023. The terms of Mr. Brown’s Employment Agreement will not change other than to add his new title and duties as Interim Chief Operating Officer effective July 12, 2023.

2018 Equity Incentive Plan

On November 12, 2018, we adopted the 2018 Equity Incentive Plan which provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and the employees of any subsidiary corporation, and for the grant of non-statutory stock options to non-employees, including directors and other service providers.

Authorized Shares. A total of 133,784 shares of our common stock has been reserved for issuance pursuant to the exercise of options issued from the 2018 Equity Incentive Plan.

Plan Administration. Our Board of Directors administers our 2018 Equity Incentive Plan.

Stock Options. Stock options may be granted under our 2018 Equity Incentive Plan. The exercise price of options granted under our 2018 Equity Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2018 Equity Incentive Plan, the administrator determines the other terms of options.

Non-transferability of Awards. Unless the administrator provides otherwise, our 2018 Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2018 Equity Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under our 2018 Equity Incentive Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our 2018 Equity Incentive Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. Our 2018 Equity Incentive Plan provides that in the event of a merger or change in control, as defined under the 2018 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to the shares subject to such award will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Amendment, Termination. The administrator has the authority to amend, suspend, or terminate the 2018 Equity Incentive Plan provided such action will not impair the existing rights of any participant. Our 2018 Equity Incentive Plan will automatically terminate in 2028, unless we terminate it sooner.

Options Granted. As of December 31, 2022 pursuant to our 2018 Equity Incentive Plan, we have issued 40,880 options to purchase shares of our common stock to our employees, officers, and directors.

2020 Restricted Stock Plan

Purpose of the 2020 Restricted Stock Plan. The 2020 Restricted Stock Plan is intended to provide incentives which will attract, retain, motivate, and reward officers, directors, and key employees of us or any of our Affiliates (“Participants”), by providing them opportunities to acquire shares of our common stock (“Awards”).

Stock Subject to the Plan. The aggregate number of shares of common stock that may be subject to Awards granted under the 2020 Restricted Stock Plan is 135,000 shares of common stock. If any shares of common stock are forfeited, retained by us as payment of tax withholding obligations with respect to an Award, or surrendered to us to satisfy tax withholding obligations, such shares will be added back to the shares available for Awards. The 2020 Restricted Stock Plan contains certain adjustment provisions relating to stock dividends, stock splits, and the like.

Administration of the 2020 Restricted Stock Plan. The 2020 Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the full power and authority to grant Awards to the persons eligible to receive such Awards and to determine the amount, type, terms, and conditions of each such Award.

Eligibility. Participants consist of such officers, directors, and key employees of us or any of our Affiliates as the Compensation Committee, in its sole discretion, determines to be significantly responsible for our success and future growth and profitability and whom the Compensation Committee may designate from time to time to receive Awards under the 2020 Restricted Stock Plan.

Types of Awards. Stock Awards and Performance Awards may, as determined by the Compensation Committee, in its discretion, constitute Performance-Based Awards.

Stock Awards

The Compensation Committee is authorized to grant Stock Awards and will, in its sole discretion, determine the recipients and the number of shares of common stock underlying each Stock Award. Each Stock Award will be subject to such terms and conditions consistent with the 2020 Restricted Stock Plan as determined by the Compensation Committee and as set forth in an Award agreement, including, without limitation, restrictions on the sale or other disposition of such shares and our right to reacquire such shares for no consideration upon termination of the Participant’s employment or membership on the Board, as applicable, within specified periods.

Performance Awards

The Compensation Committee is authorized to grant Performance Awards and will, in its sole discretion, determine the recipients and the number of shares of common stock that may be subject to each Performance Award. Each Performance Award will be subject to such terms and conditions consistent with the 2020 Restricted Stock Plan as determined by the Compensation Committee and as set forth in an Award agreement. The Compensation Committee will set performance targets at its discretion which, depending on the extent to which they are met, will determine the number of Performance Awards that will be paid out to the Participants and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional, and/or individual performance.

The Compensation Committee has the authority to adjust performance targets. The Compensation Committee also has the authority to permit a Participant to elect to defer the receipt of any Performance Award, subject to the 2020 Restricted Stock Plan.

Performance-Based Awards

Certain Stock Awards and Performance Awards granted under the 2020 Restricted Stock Plan and the compensation attributable to such Awards are intended to (i) qualify as Performance-Based Awards or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. The Compensation Committee determines whether Stock Awards and Performance Awards granted under the 2020 Restricted Stock Plan qualify as Performance-Based Awards. The Compensation Committee will establish in writing the performance goals, the vesting period, the performance targets, and any other terms and conditions of the Award in its sole discretion.

Vesting. Awards granted to Participants under the 2020 Restricted Stock Plan may be subject to a vesting period, unless otherwise determined by the Compensation Committee.

If we have a Change in Control, all unvested Awards granted under the 2020 Restricted Stock Plan will become fully vested immediately upon the occurrence of the Change in Control and such vested Awards will be paid out or settled, as applicable, within 60 days upon the occurrence of the Change in Control, subject to requirements of applicable laws and regulations.

Subject to the discretion of the Compensation Committee, if a Participant’s employment or membership on the Board is terminated due to death or Disability, then all unvested and/or unearned Awards will be forfeited as of such date.

Section 409A of the Code

Awards under the 2020 Restricted Stock Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, we will not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

Transferability. Each Award granted under the 2020 Restricted Stock Plan will not be transferable other than by a will or the laws of decent and distribution or as otherwise decided by the Compensation Committee.

Fair Market Value. For purposes of the 2020 Restricted Stock Plan, “Fair Market Value” means, as of any given date, the closing price of a share of common stock on Nasdaq or such other public trading market on which shares of common stock are listed or quoted on that date.

Withholding. All payments or distributions of Awards made pursuant to the 2020 Restricted Stock Plan will be net of any amounts required to be withheld pursuant to applicable federal, state, and local tax withholding requirements.

Amendments. Our Board or the Compensation Committee may amend the 2020 Restricted Stock Plan from time to time or suspend or terminate it at any time. However, no amendment will be made, without approval of our shareholders to (i) increase the total number of shares which may be issued under the 2020 Restricted Stock Plan; (ii) modify the requirements as to eligibility for Awards under the 2020 Restricted Stock Plan; or (iii) otherwise materially amend the 2020 Restricted Stock Plan as provided in Nasdaq rules.

Term of the 2020 Restricted Stock Plan. The 2020 Restricted Stock Plan will terminate on the seventh anniversary of its Effective Date.

Outstanding Awards. As of December 31, 2022, there were 22,255 Awards issued under the 2020 Restricted Stock Plan.

Rule 10b5-1 Sales Plan

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they would contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our policy on insider trading and communications with the public. Our directors and executive officers may not establish any such plan prior to the expiration of certain lock-up agreements.

DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload.

Our director compensation is overseen by the Compensation Committee, which makes recommendations to our Board of Directors on the appropriate structure for our non-employee director compensation program and the appropriate amount of compensation to offer to our non-employee directors. Our Board of Directors is responsible for final approval of our non-employee director compensation program and the compensation paid to our non-employee directors.

The following table sets forth information regarding the compensation earned for service on our Board of Directors in 2022. We reimburse all directors for their reasonable out of pocket expenses incurred in connection with the performance of their duties as directors, including without limitation, travel expenses in connection with their attendance in-person at Board and committee meetings. There were no RSUs or stock options granted to our directors in 2022.

Director Name	Cash
Sterling Griffin	$12,500
Richard Schmidtke	$30,000
Larry Swets	$40,000
Dennis Wong	$111,250
Wally Walker	$40,000
Karen Bryant	$30,000
Chris Corr	$30,000

We anticipate issuing stock options under our 2018 Equity Incentive Plan and Restricted Stock under our 2020 Restricted Stock Plan to current and new directors in the future to compensate them for their service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND RELATED STOCKHOLDER MATTERS

Equity Compensation Plan Information

We filed Articles of Amendment to our Articles of Incorporation for a 1-for-20 Reverse Stock Split with the Washington Secretary of State on March 1, 2023 and the Reverse Stock Split was effected on the Nasdaq Capital Market on March 6, 2023. All share and per share data included below have been adjusted retroactively to reflect the impact of the Reverse Stock Split.

The following table sets forth information as of December 31, 2022 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2018 Equity Incentive Plan and our 2020 Restricted Stock Plan. We do not have any non-stockholder approved equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	49,546	(1)	$41.51	(2)	205,649	(3)
Equity compensation plans not approved by security holders	—				—
Total	49,546				205,649

(1) Includes 37,546 outstanding options under the 2018 Equity Incentive Plan and 12,000 unvested RSUs under the 2020 Restricted Stock Plan.
(2) Does not include 12,000 restricted stock awards as they do not have an exercise price.
(3) Includes 92,904 options remaining under the 2018 Equity Incentive Plan and 112,745 RSUs remaining under the 2020 Restricted Stock Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of May 15, 2023 by:

•each director;
•each named executive officer;
•all of our directors and executive officers as a group; and
•each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

The percentage ownership information is based on 732,544 shares of our common stock outstanding.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable on or before the date which is 60 days after the date of this document. The rules also include restricted stock units that are vested over 60 days after the date of this document. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants, or restricted stock units for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(8)	Number of Shares of Common Stock		Percentage of Class

Directors and Named Executive Officers:
Sterling Griffin, Chief Executive Officer, President, Director	141,157	(1)	19.1%

Jeffrey B. Habersetzer, Chief Operating Officer	8,198	(2)	1.1%

Lance Brown, Chief Financial Officer	3,559	(3)	*

Richard Schmidtke, Director	8,544	(4)	1.2%

Larry Swets, Director	6,023	(5)	*

Dennis Wong, Director	2,842	(6)	*

Wally Walker, Director	5,450	(7)	*

Karen Bryant, Director	500		*

Chris Corr, Director	998		*

All directors and executive officers as a group (nine persons)	177,271		23.6%

*Less than 1.0%

(1) Includes options to purchase 4,379 shares of common stock and 1,667 restricted stock units.
(2) Includes options to purchase 6,451 shares of common stock and 583 restricted stock units.
(3) Includes 583 restricted stock units.
(4) Includes options to purchase 1,000 shares of our common stock.
(5) Includes options to purchase 2,690 shares of our common stock.
(6) Includes options to purchase 1,000 shares of our common stock.
(7) Includes options to purchase 1,000 shares of our common stock.
(8) Unless otherwise indicated, the address of each beneficial owner is 1201 Pacific Avenue, Suite 1200, Tacoma, Washington 98402.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our officers, directors, and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC. Based solely on our review of the SEC’s EDGAR database, copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2022, the following delinquencies have occurred:

Name and Affiliation	No. of Late Reports	No. of Transactions Not Filed on a Timely Basis	Known Failures to File
Sterling Griffin, Chief Executive Officer and President	2	4	None
Jeffrey B. Habersetzer, Chief Operating Officer, Secretary, and General Counsel	2	4	None
Lance Brown, Chief Financial Officer	2	5	None

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Notes Payable

We entered into construction loans with Sound Equity, LLC of which Robb Kenyon, a former director and minority shareholder, is a partner. These loans were originated between April 2019 and June 2021; the loans generally have a 12 to 24 month maturity, including those that have been extended. The interest rates range between 7.99% and 11.00%. As of March 31, 2023, and December 31, 2022, the outstanding loan balances were $8.2 million and $8.2 million, respectively. For the three months ended March 31, 2023 and 2022, we capitalized loan fees of $0.1 million and $0, respectively. These fees are recorded as debt discount and amortized over the life of the loan. The amortization is capitalized to real estate. As of March 31, 2023 and December 31, 2022, there were $0.1 million and $0.1 million of remaining unamortized debt discounts, respectively. The interest is capitalized to real estate as incurred and will be expensed to cost of goods sold when the property is sold. During the three months ended March 31, 2023 and 2022, we incurred interest of $0.2 million and $0.3 million, respectively. Robb Kenyon resigned as a director on July 8, 2021.

Due to Related Party

We previously utilized a quarry to process waste materials from the completion of raw land into sellable/buildable lots. The materials produced by the quarry and sold by us to others were subject to a 25% commission payable to SGRE, LLC, which is 100% owned by our Chief Executive Officer and President. The commission expense was recorded in operating expenses. On March 31, 2023 and December 31, 2022, the commission payable was $0 and $0, respectively. The commission expense for the three months ended March 31, 2023 and 2022, was $0 and $0.03 million, respectively. We are winding up the quarry operations and will no longer incur any commission expenses.

Rental Expense

We entered into property management agreements with Olympic Management Company ("OMC”), which is owned and operated by a family member related to our Chief Executive Officer and President. OMC serves as a managing agent for leasing and managing the Company's Mills Crossing, Belfair View, Pacific Ridge and Wyndstone multi-family properties. We pay management fees to OMC, which consist of service fees of up to $3,000 per month and $500 for each lease of a vacant apartment unit. We also reimburse the payroll, benefits, and other employment costs relating to an office manager, leasing consultant, and maintenance staff employed by OMC for their time incurred in the operations of the property. For the three months ended March 31, 2023 and 2022, the management fees and payroll and benefits incurred and recorded as rental expense within cost of sales were $0.2 million and $0, respectively. Subsequent to March 31, 2023, we terminated the agreements with OMC and engaged a third party property management company for leasing and managing our Belfair, Pacific Ridge and Wyndstone multi-family properties. Mills Crossing is currently under contract and will continue to be managed by OMC until it is sold, which is expected to occur in the second quarter of 2023.

Compensation of Our Current Directors and Executive Officers

For information with respect to the compensation offered to our current directors and executive officers, please see the descriptions under the headings “Executive Compensation” and “Director Compensation” in this Proxy Statement.

Policies and Procedures for Transactions with Related Persons

All related party transactions are voted upon and approved by the disinterested Board of Directors. The Audit Committee of the Board of Directors is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the Board of Directors as to whether the transaction at issue is fair, reasonable, and within our policy and whether it should be ratified and approved. The Audit Committee, in making its recommendation, will consider various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The Audit Committee will review, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

OTHER MATTERS

Our management is not aware of any matter to be acted upon at the Annual Meeting other than the matters described above. However, if any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies thereon in accordance with their best judgment on such matter.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Stockholders interested in submitting a proposal for consideration at our 2024 Annual Meeting of Stockholders must do so by sending such proposal to our Secretary at Harbor Custom Development, Inc., 1201 Pacific Ave., Suite 1200, Tacoma, Washington 98402 telephone (253) 649-0636. Under the SEC’s proxy rules (Rule 14a-8), the deadline for submission of proposals to be included in our proxy materials for the 2023 Annual Meeting is December 29, 2022. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2024 Annual Meeting in accordance with the SEC’s proxy rules, any such stockholder proposal must be received by our Secretary on or before December 29, 2023, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our Bylaws. Any stockholder proposal received after December 29, 2023 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.

Our Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. Pursuant to our Bylaws, the date after which notice to us of a stockholder proposal submitted outside the process of Rule 14a-8 is considered timely is as follows, provided that such notice meets the information and other requirements set forth in our Bylaws. Our Bylaws provide that a stockholder seeking to have a proposal included in our proxy materials must deliver written notice to us of such proposal not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, meaning that notice must be delivered between March 14, 2024 and April 13, 2024. In the event that the date of the 2024 Annual Meeting is more than 30 days before or more than 70 days after the one-year anniversary of this Annual Meeting, then such notice must be delivered to us not later than the 90th day before the date of our 2024 Annual Meeting or the tenth day following the day on which the first public announcement of the date of the 2024 Annual Meeting is made by us.

If a stockholder that has notified us of its intention to present a proposal at the 2024 Annual Meeting does not appear or send a qualified representative to present his or her proposal at the 2024 Annual Meeting, we need not present the proposal at our 2024 Annual Meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

We have adopted “householding,” a procedure approved by the SEC under which stockholders who share an address will receive a single copy of the Annual Meeting materials. This procedure reduces printing costs and mailing fees, while also reducing the environmental impact of the distribution of documents related to the Annual Meeting. If you reside at the same address as another Harbor Custom Development, Inc. stockholder and wish to receive a separate copy of the Annual Meeting materials, you may do so by making a written or oral request to: Attn: Secretary, Harbor Custom Development, Inc., 1201 Pacific Ave., Suite 1200, Tacoma, Washington 98402, telephone (253) 649-0636. Upon your request, we will promptly deliver a separate copy to you. The Proxy Statement and our Annual Report are also available at https://agm.issuerdirect.com/hcdi.

Some brokers household proxy materials, delivering a single Proxy Statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement or notice, please notify your broker directly. Any stockholders who share the same address and currently receive multiple copies of the Annual Meeting materials who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or us at the contact information listed above, to request information about householding.

ANNUAL REPORT

Our Annual Report to Stockholders, which contains our Annual Report on Form 10-K for the year ended December 31, 2022 will also be made available (without exhibits), free of charge, to interested stockholders upon written request to Harbor Custom Development, Inc., 1201 Pacific Ave., Suite 1200, Tacoma, Washington 98402, Attention: Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

By Order of the Board of Directors

/s/ Sterling Griffin
May 17, 2023	Sterling Griffin President and Chief Executive Officer

HARBOR CUSTOM DEVELOPMENT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTROL ID:
REQUEST ID:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

Please ensure you fold then detach and retain this portion of this Proxy

VOTING INSTRUCTIONS

If you vote by phone, fax, or internet, please DO NOT mail your proxy card.

	MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
	FAX:	Complete the reverse portion of this Proxy Card and fax to **202-521-3464.**
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	PHONE:	1-866-752-VOTE(8683)

PLEASE COMPLETE, DATE, SIGN, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1	→	FOR	WITHHOLD
To elect six directors to hold office until the next annual meeting and until their respective successors are elected and qualified.			
Karen Bryant		☐	☐
D. David Chandler		☐	☐
Chris Corr		☐	☐
Larry Swets		☐	☐
Wally Walker		☐	☐
Dennis Wong		☐	☐

CONTROL ID:

REQUEST ID:

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

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IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Dated: ____________________, 2023

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(Print Name of Stockholder and/or Joint Tenant)

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(Signature of Stockholder)

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(Second Signature, if held jointly)